Exhibit 99.1

Focus Universal Inc. Announces Warren Wang as Chief Strategy Officer

ONTARIO, CA / ACCESSWIRE / April 8, 2024 / Focus Universal Inc. (NASDAQ:FCUV) ("Focus" or the "Company"), a provider of patented hardware and software design technologies for Internet of Things (IoT) and 5G, today announced that Warren Wang has resigned his position at PX SPAC Capital Inc. and accepted a position at Focus Universal Inc. as Chief Strategy Officer and Vice President.

Mr. Wang brings over 20 years of experience in financing, listing, and capital operations. He previously served as a board member and chief executive officer of PX SPAC Capital Inc. since February 2022, and as a board member and chief executive officer of PX Capital USA Inc. since March 2019. From March 2019 to January 2022, Mr. Wang served as the chairman and chief executive officer of Hudson Capital Inc, a Nasdaq-listed company. Prior to that role, from July 2018 to March 2019, Mr. Wang also held the positions of chairman and chief executive officer at SSLJ.com Inc., listed on Nasdaq. Mr. Wang obtained an Executive Master of Business Administration degree from Peking University in 2006.

Desheng Wang, CEO of Focus Universal Inc. commented on the new position, "We are thrilled about our new appointment of Warren Wang as Chief Strategy Officer. Warren's expertise will play a crucial role in supporting our business expansion and growth. He brings significant and highly relevant experience, along with an outstanding investment community network, which we believe will effectively communicate our value proposition to investors."

About Focus Universal:

Focus Universal Inc. (NASDAQ: FCUV) is a provider of patented hardware and software design technologies for Internet of Things (IoT) and 5G. The company has developed five disruptive patented technology platforms with 28 patents and patents pending in various phases and 8 trademarks pending in various phases to solve the major problems facing hardware and software design and production within the industry today. These technologies combined to have the potential to reduce costs, product development timelines and energy usage while increasing range, speed, efficiency, and security. Focus currently trades on the Nasdaq Global Markets and is in the Russell 2000 Index.

Forward-Looking Statements:

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all, and other factors discussed in the "Risk Factors" section of the preliminary prospectus filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof and Focus Universal specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For investor and media inquiries, please contact:

Skyline Corporate Communications Group, LLC

Lisa Gray

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: (646) 893-5835

lisa@skylineccg.com

For company inquiries, please contact:

Investor Relations

626-272-3883

ir@focusuniversal.com

SOURCE: Focus